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                                                            Filed pursuant to
                                                            Rule 424 (b)(3)
                                                            Reg Nos. 333-36434
                                                            and 333-36434-01

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 3 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No. 1 dated September 26, 2000 and the Prospectus Supplement No. 2 dated October 5, 2000, relating to the 5 3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.

                                  PRINCIPAL            PERCENT OF              COMMON
                                  AMOUNT OF              TOTAL              STOCK OWNED               COMMON
                                 CONVERTIBLE           PRINCIPAL              PRIOR TO             STOCK TO BE
      SELLING SECURITY              NOTES              AMOUNT OF              ORIGINAL            REGISTERED BY
          HOLDERS                    ($)              OUTSTANDING             OFFERING            THE PROSPECTUS
Federated Insurance                     2,700,000          *                     -                   24,957.45
Series, on behalf of its
Federated Utility Fund
II

Federated Utility
Fund, Inc.                             16,600,000         1.38                   -                  153,442.10

Sun America Series
Trust, on behalf of its
Federated Utility Port-
folio                                   1,700,000          *                     -                   15,713.95

*  Less than one percent

The Prospectus, together with Prospectus Supplement No. 1, Prospectus Supplement No. 2 and this Prospectus Supplement No. 3 constitutes the prospectus required to be delivered by Section


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5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is October 18, 2000.


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